UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934
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Neurologix, Inc.
(Name of Registrant as Specified in its Charter)

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PRELIMINARY INFORMATION STATEMENT – SUBJECT TO COMPLETION

Neurologix, Inc.
One Bridge Plaza
 Fort Lee, New Jersey 07024
PRELIMINARY INFORMATION STATEMENT
NOTICE OF WRITTEN CONSENT OF STOCKHOLDERS IN LIEU OF
A SPECIAL MEETING OF STOCKHOLDERS
October __, 2011
THE ACCOMPANYING MATERIAL IS BEING SENT TO YOU FOR INFORMATIONAL PURPOSES ONLY. NO VOTE OR OTHER ACTION OF OUR STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE APPROXIMATE DATE OF MAILING OF THIS INFORMATION STATEMENT IS OCTOBER 14, 2011.

General

This Information Statement is being furnished to the stockholders of Neurologix, Inc., a Delaware corporation (the “Corporation”), solely for the purpose of informing such stockholders that our Board of Directors (the “Board”) has approved, by unanimous written consent, and the holders of a majority of the outstanding securities of the Corporation entitled to vote on the matters listed below have approved, by Written Consent in Lieu of Meeting (the “Written Consent”), the following:

(i)
the material terms of grants to the Corporation’s new Chief Executive Officer and Chairman of the Board of Directors and new President and Chief Administrative Officer of inducement stock options, outside of the Plan (as hereinafter defined), to purchase the Corporation’s common stock, par value $0.001 per share (“Common Stock”), as further set forth and pursuant to stand-alone stock option agreements with each executive officer; and

(ii)
an amendment to the Neurologix 2000 Stock Option Plan (the “2000 Stock Option Plan” or the “Plan”) to (a) increase the number of shares of Common Stock available for issuance under the Plan from 8,000,000 to 18,732,896, (b) clarify the definition of “Fair Market Value” and (c) increase the maximum number of options that can be granted to any participant during any calendar year from 3,000,000 to 18,732,896.

This Information Statement is being provided pursuant to the requirements of (i) Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) Section 228(e) of the Delaware General Corporation Law (the “DGCL”), to holders of record of our stock entitled to vote or give an authorization or consent in regard to the matters acted upon by written consent. This Information Statement is for informational purposes only, and you need not take any further action in connection with this Information Statement.

This Information Statement is being mailed on or about October 14, 2011, to our stockholders of record as of September 13, 2011 (the “Record Date”). In accordance with Rule 14c-2 under the Exchange Act, the stockholder actions set forth in the Written Consent will become effective twenty (20) calendar days following the mailing of this Information Statement to our stockholders.

The matters described herein are separate and distinct from the proxy solicitation mailed to our stockholders on or about September 28, 2011.

Our principal executive offices are located at One Bridge Plaza, Fort Lee, New Jersey 07024, and our telephone number is (201) 592-6451.

Consenting Stockholders

The Record Date is the date used for the determination of stockholders who would have been entitled to notice of and to vote at a meeting, if the actions in the Written Consent had been taken at a meeting. As of the Record Date, the outstanding number of voting securities of the Corporation was 29,008,479 shares, consisting of 27,997,701 shares of Common Stock, 645 shares of Series A convertible preferred stock, par value $0.10 per share (“Series A Preferred Stock”), 275,235 shares of Series C convertible preferred stock, par value $0.10 per share (“Series C Preferred Stock”), and 734,898 shares of Series D convertible preferred stock, par value $0.10 per share (“Series D Preferred Stock”). Holders of a majority of our outstanding shares of Common Stock, Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, considered as a single class, on an as-converted basis, are permitted, pursuant to Section 228 of the DGCL, to take action pursuant to a written consent. For each share held as of the Record Date, each holder of Common Stock is entitled to one vote per share of Common Stock, each holder of Series A Preferred Stock is entitled to one vote per share of Series A Preferred Stock, each holder of Series C Preferred Stock is entitled to 22.012579 votes per share of Series C Preferred Stock and each holder of Series D Preferred Stock is entitled to 30.172414 votes per share of Series D Preferred Stock. Because the actions set forth in the Written Consent were approved by stockholders holding a majority of our outstanding shares, on an as-converted basis, no proxies are being solicited with this Information Statement. The consenting stockholders are set forth in the table below. No consideration was paid for their respective consents.

Name	Number of Shares of Common Stock (1)	Percent (2)

Corriente Master Fund, L.P.	12,931,022	23.00%

General Electric Pension Trust	11,310,486	20.11%

Palisade Private Partnership, L.P.	6,801,890	12.10%

Chrysler Group LLC Master Retirement Trust	4,156,877	7.39%

Clark A. Johnson	611,508	1.09%

Totals:	35,811,783	63.69%

(1)	Number of shares is calculated on an as-converted basis as of the Record Date.

(2)	Based upon 56,230,624 shares of Common Stock on an as-converted basis as of the Record Date.

Interests of Certain Persons in or Opposition to Matters to be Acted Upon

Adrian Adams, the Corporation’s Chief Executive Officer and Chairman of the Board, and Andrew I. Koven, the Corporation’s President, Chief Administrative Officer and a member of the Board, each had a direct interest in the matters approved by the stockholders pursuant to the Written Consent.  Their employment as officers and appointment as directors and their execution of employment agreements and stand-alone stock option agreements, previously approved by the Board, were contingent upon the receipt of the Written Consent.

None of the other persons who have served as our officers or directors since the beginning of our last fiscal year, or any associates of such persons, have any substantial interest, direct or indirect, in the matters presented in this Information Statement, other than the interests held by such persons through their respective beneficial ownership of the shares of our capital stock, whether outright, or through rights to acquire capital stock.

Dissenters' Rights of Appraisal

The DGCL does not provide dissenters’ rights of appraisal to the Corporation’s stockholders in connection with the matters approved by the Written Consent.

APPROVAL OF GRANTS OF OUT OF PLAN OPTIONS

The Board approved, by unanimous written consent dated September 13, 2011, and the holders of a majority of the outstanding securities of the Corporation entitled to vote on this matter approved, by the Written Consent on September 19, 2011, the material terms of the grants, outside of the Corporation’s 2000 Stock Option Plan (the “Plan”), of stock options to purchase Common Stock to Mr. Adrian Adams and Mr. Andrew I. Koven. Such grants were made in connection with the employment of Mr. Adams as Chief Executive Officer and his appointment as Chairman of the Board and the employment of Mr. Koven as President and Chief Administrative Officer and his appointment as a member of the Board.

On September 19, 2011, Mr. Adams and Mr. Koven were granted 13,660,063 and 9,106,709 options to purchase shares of Common Stock, respectively.  All of the stock options were granted at an exercise price of $0.50 per share pursuant to employment agreements and stand-alone stock option agreements.  Upon the expiration of a 20 calendar day period following the mailing of this Information Statement to our stockholders, such stock options will become exercisable in accordance with their terms.

The stock option grants to Messrs. Adams and Koven are more fully described in the Corporation’s Current Report on Form 8-K, filed with the United States Securities and Exchange Commission (the “SEC”) on September 20, 2011 (the “Form 8-K”) and incorporated herein by reference.  The Form 8-K includes, as exhibits, copies of Messrs. Adams’ and Koven’s respective employment agreements and stand-alone stock option agreements.  Our stockholders may obtain a copy of the Form 8-K (including the exhibits annexed thereto), without charge, by sending a request in writing to the Corporation addressed to Neurologix, Inc., One Bridge Plaza, Fort Lee, New Jersey 07024, Attention: Marc L. Panoff (marcpanoff@neurologix.net), or by telephone to (201) 592-6451.  In addition, the Form 8-K is available on the Corporation’s website located at http://www.neurologix.net.  The Form 8-K will be sent to a requesting stockholder by first class mail within one business day of such request.

Because this matter, as approved in the Written Consent, only relates to Messrs. Adams and Koven, we have included summary employment, ownership and compensation information in this Information Statement solely for Messrs. Adams and Koven.

Adrian Adams

Effective September 19, 2011, Adrian Adams was appointed as the Chief Executive Officer of the Corporation and Chairman of the Board. Mr. Adams’ employment agreement provides for a de minimis base salary until the closing of the first tranche of any new funding of equity raised by the Corporation (the “Initial Equity Funding”).  Thereafter, Mr. Adams is eligible to receive an annual base salary of $550,000, subject to annual increases no less than the lesser of five percent and the Federal Consumer Price Index. Mr. Adams has a cash bonus opportunity of up to $150,000 for 2011, subject to the achievement of pre-determined targets set by the compensation committee of the Board.  For 2012 and subsequent calendar years, Mr. Adams will have an annual cash bonus opportunity of up to one year of his base salary with a minimum guaranteed annual cash bonus of twenty-five percent (25%) of one year of his base salary; provided, however, that for 2012, his minimum guaranteed annual cash bonus is $550,000. Mr. Adams’ employment agreement has an initial term of five years, which initial term is subject to automatic renewal for additional one-year periods unless earlier terminated by either the Corporation, on the one hand, or Mr. Adams on the other hand.

In connection with his employment by the Corporation, Mr. Adams was granted an option to purchase 13,660,063 shares of Common Stock at an exercise price of $0.50 per share pursuant to a stand-alone stock option agreement.  1,855,015 of the options granted to Mr. Adams vested on September 19, 2011 (the “Vesting Date”) and 1,855,016 will vest on each of the first, second and third anniversaries of the Vesting Date. Whether the remaining 6,240,000 shares of Common Stock covered by the option grant to Mr. Adams will vest depends upon the timing of, and amounts raised in, certain capital raising transactions and the satisfaction of certain service requirements.  Mr. Adams does not own any other securities of the Corporation.

The vesting of Mr. Adams’ options become accelerated, and such options are exercisable in full, upon the death or disability of Mr. Adams, the non-renewal of his employment term, the termination of his employment by the Corporation without “cause” (as defined in his employment agreement), the termination of his employment by Mr. Adams for “good reason” (as defined in his employment agreement) or a “change of control” (as defined in his employment agreement); provided, that the vesting of the options that were granted contingent upon certain capital raising transactions do not accelerate upon any such event if, at such time, the vesting conditions applicable to such options have not been satisfied.

Andrew I. Koven

Effective September 19, 2011, Andrew I. Koven was appointed as the President and Chief Administrative Officer of the Corporation and a member of the Board. Mr. Koven’s employment agreement provides for a de minimis base salary until the closing of the Initial Equity Funding.  Thereafter, Mr. Koven is eligible to receive an annual base salary of $425,000, subject to annual increases no less than the lesser of five percent and the Federal Consumer Price Index. Mr. Koven has a cash bonus opportunity of up to $125,000 for 2011, subject to the achievement of pre-determined targets set by the compensation committee of the Board.  For 2012 and subsequent calendar years, Mr. Koven will have an annual cash bonus opportunity of up to one year of his base salary with a minimum guaranteed annual cash bonus of twenty-five percent (25%) of one year of his base salary; provided, however, that for 2012, his minimum guaranteed annual cash bonus is $425,000. Mr. Koven’s employment agreement has an initial term of five years, which initial term is subject to automatic renewal for additional one-year periods unless earlier terminated by either the Corporation, on the one hand, or Mr. Koven on the other hand.

In connection with his employment by the Corporation, Mr. Koven was granted an option to purchase 9,106,709 shares of Common Stock at an exercise price of $0.50 per share pursuant to a stand-alone stock option agreement.  1,236,678 of the options to purchase Common Stock granted to Mr. Koven vested on the Vesting Date and 1,236,677 will vest on each on each of the first, second and third anniversaries of the Vesting Date. Whether the remaining 4,160,000 shares of Common Stock covered by the option grant to Mr. Koven will vest depends upon the timing of, and amounts raised in, certain capital raising transactions and the satisfaction of certain service requirements.  Mr. Koven does not own any other securities of the Corporation.

The vesting of Mr. Koven’s options become accelerated, and such options are exercisable in full, upon the death or disability of Mr. Koven, the non-renewal of his employment term, the termination of his employment by the Corporation without “cause” (as defined in his employment agreement), the termination of his employment by Mr. Koven for “good reason” (as defined in his employment agreement) or a “change of control” (as defined in his employment agreement); provided, that the vesting of the options that were granted contingent upon certain capital raising transactions do not accelerate upon any such event if, at such time, the vesting conditions applicable to such options have not been satisfied.

Additional Terms of the Employment Agreements

Their employment agreements provide that Messrs. Adams and Koven will be entitled to receive certain additional non-discounted stock options under the Plan in the event that the equity raised by the Initial Equity Funding, together with all equity fundings that are part of the same transaction or series of transactions as the Initial Equity Funding, meets certain minimum thresholds, as further described in their employment agreements. Further, Messrs. Adams and Koven will be entitled to additional stock options under the Plan to protect them from dilution in the event that the Corporation reaches certain additional equity raise thresholds, as further described in their employment agreements. In addition, their employment agreements provide that Messrs. Adams and Koven will be eligible to participate in and receive annual grants of stock options under the Plan. Any such annual grants will be awarded at the Board’s sole discretion.

The stock options granted to Messrs. Adams and Koven, upon vesting, may be exercised in whole or in part at any time or from time to time prior to the tenth anniversary of the Vesting Date, subject to the earlier termination of such options in the event that the optionee’s employment with the Corporation is terminated under certain circumstances, as further described in the stand-alone stock option agreements and the employment agreements. In the event of a termination of the employment of Messrs. Adams or Koven due to death or disability, a non-renewal of their employment term, a termination by the Corporation without “cause” or a termination by either of them for “good reason”, any unvested options granted on the Vesting Date will vest and may be exercised for a period of 2 years from the occurrence of such event, but not beyond the tenth anniversary of the Vesting Date.

The stock options were granted to Messrs. Adams and Koven without registration under the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(2) of such Act.  No selling commissions were paid in connection with the grant of the stock options on the Vesting Date to Messrs. Adams and Koven.

Messrs. Adams’ and Koven’s employment agreements provide for certain benefits, perquisites and severance, including tax gross-ups in the event that any payments made to the executive are subject to an excise tax under Section 4999 of the Internal Revenue Code (the “Code”) or penalties under Section 409A of the Code.

Messrs. Adams and Koven’s employment agreements also provide for customary confidentiality, non-competition, non-disparagement and non-solicitation provisions, each as described more fully therein and in the related agreements referred to therein. In connection with their employment, Messrs. Adams and Koven cannot compete with the Corporation during the term of their respective employment and for a one-year period after their respective termination. The non-solicitation covenant extends for one year after their respective termination.  The non-competition and non-solicitation covenants will apply to each of Messrs. Adams and Koven, respectively, only if the Corporation raises equity of at least $40 million, in the aggregate, while such executive is employed by the Corporation.

The employment agreements and stand-alone stock option agreements are more fully described in the Form 8-K and incorporated herein by reference.  Our stockholders may obtain a copy of the Form 8-K (including the exhibits annexed thereto), without charge, by sending a request in writing to the Corporation addressed to Neurologix, Inc., One Bridge Plaza, Fort Lee, New Jersey 07024, Attention: Marc L. Panoff (marcpanoff@neurologix.net), or by telephone to (201) 592-6451.  In addition, the Form 8-K is available on the Corporation’s website located at http://www.neurologix.net.

APPROVAL OF AMENDMENTS TO OUR 2000 STOCK OPTION PLAN

The Plan was originally approved by the stockholders of the Corporation on September 12, 2000. The Board approved, by unanimous written consent dated September 13, 2011, and the holders of a majority of the outstanding securities of the Corporation entitled to vote on this matter approved, by the Written Consent on September 19, 2011, the following amendments to the Plan:

(i)
Increasing the number of shares of Common Stock covered by, and reserved for issuance under, the Plan from 8,000,000 shares to 18,732,896 shares, in order to ensure that the Corporation has enough shares of Common Stock to satisfy commitments for additional grants of stock options to Messrs. Adams and Koven, and to provide for future grants of stock options to officers, management and consultants of the Corporation;

(ii)	Clarifying the definition of “Fair Market Value”; and

(iii)	Increasing the maximum number of options that can be granted to any participant during any calendar year from 3,000,000 to 18,732,896.

The amendments to the Plan are more fully described in the Form 8-K and incorporated herein by reference. A copy of the amendments to the Plan is attached hereto as Exhibit A. Our stockholders may obtain a copy of the Plan, including the amendments thereto, without charge, by sending a request in writing to the Corporation addressed to Neurologix, Inc., One Bridge Plaza, Fort Lee, New Jersey 07024, Attention: Marc L. Panoff (marcpanoff@neurologix.net), or by telephone to (201) 592-6451.  In addition, the Plan is available on the Corporation’s website located at http://www.neurologix.net. Any such materials will be sent to a requesting stockholder by first class mail within one business day of such request.

RELIABILITY OF INFORMATION

You should rely only on the information contained in this Information Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Information Statement. You should not assume that the information contained in this Information Statement is accurate as of any date other than the date of this Information Statement, and the mailing of the Information Statement to stockholders shall not create any implication to the contrary.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

We will send only one copy of this Information Statement to stockholders who share a single address unless we received contrary instructions from any stockholder at that address.  However, we will deliver promptly, upon written or oral request, a separate copy of this Information Statement to a stockholder at a shared address to which a single copy of this Information Statement was delivered.  You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address, and (iii) the address to which the Corporation should direct the additional copy of this Information Statement, to the Corporation at One Bridge Plaza, Fort Lee, New Jersey 07024, Attention: Marc L. Panoff (marcpanoff@neurologix.net), or (b) calling Mr. Panoff at the Corporation at (201) 592-6451.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Corporation to mail to each stockholder at such address a separate copy of future mailings, you may send notification to or call the Corporation in the manner set forth in the preceding paragraph.  Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Corporation to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Corporation in the manner set forth in the preceding paragraph.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ MARC L. PANOFF
Marc L. Panoff
Chief Financial Officer, Secretary and Treasurer
October __, 2011

EXHIBIT A

2000 STOCK OPTION PLAN – AMENDMENT NO. 5

The 2000 Stock Option Plan of Neurologix, Inc., as amended (the “Plan”), is hereby further amended as follows:

1.	Section 2(m) of the Plan is hereby amended in its entirety to read as follows:

“(m)           “Fair Market Value” on a given date means, except to the extent otherwise provided in an applicable Award agreement, (i) if the Stock is listed or quoted, as the case may be, on a national securities exchange, the National Market System of the National Association of Securities Dealers Automated Quotation System, or the OTC Bulletin Board, the mean between the highest and lowest sale prices reported on the date prior to such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; or (ii) otherwise, the amount determined by the Committee to be the fair market value based upon a good faith attempt to value the Stock accurately and computed in accordance with applicable regulations of the Internal Revenue Service (including regulations under Section 409A of the Code).”

2.	Section 5(a) of the Plan is hereby amended in its entirety to read as follows:

“Subject to Section 9, the aggregate number of shares of Stock in respect of which Options may be granted under the Plan is 18,732,896.”

3.	Section 5(d) of the Plan is hereby amended in its entirety to read as follows:

“Subject to Section 9, no person may be granted Options under the Plan during any calendar year with respect to more than 18,732,896 shares of Stock; provided that such number shall be adjusted pursuant to Section 9 and shares otherwise counted against such number, only in a manner which will not cause the Options granted under the Plan to fail to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code.”